Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hanmi Financial Corporation:

We consent to the incorporation by reference in the registration statement (Nos. 333-177996, 333-164690, and 333-163206) on Form S-3 and (Nos. 333-115753, 333-149858, and 333-191855) on Form S-8 of Hanmi Financial Corporation of our reports dated March 16, 2015, with respect to the consolidated statement of financial condition of Hanmi Financial Corporation and subsidiaries as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014, which reports appear in the December 31, 2014 annual report on Form 10-K of Hanmi Financial Corporation.

/s/ KPMG LLP

Los Angeles, California

March 16, 2015